Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of El Paso Pipeline Partners, L.P. of our report dated February 26, 2007, relating to the consolidated financial statements of Citrus Corp. and Subsidiaries, which appears in the Registration Statement on Form S-1 of El Paso Pipeline Partners, L.P.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 5, 2007